Exhibit (k)(5)
COMPLIANCE SERVICES AGREEMENT

AGREEMENT dated as of September 18, 2017, between the USQ Core Real Estate Fund (the "Trust"), a Delaware statutory trust, Chenery Compliance Group, LLC ("CCG"), a Delaware limited liability corporation, and, solely with respect to Section VIII.B., Union Square Capital Partners, LLC (the "Adviser"), a Delaware limited liability company.

WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Trust is managed and/or advised by the Adviser, which, on or before the date the Trust begins operations, will be registered under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Board of Trustees of the Trust (the "Board") is required to implement a compliance program for the Trust pursuant to Rule 38a-1 ("Rule 38a-1") under the 1940 Act, including the designation of a chief compliance officer (the "CCO");

WHEREAS, the Trust wishes to engage CCG to provide certain compliance services on behalf of the Trust; and

WHEREAS, CCG wishes to provide such services to the Trust under the conditions set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust, the Adviser, and CCG agree as follows:

I. APPOINTMENT

A.  CCG hereby agrees to provide a CCO, as described in Rule 38a-1 under the 1940 Act, and an Anti-Money Laundering Officer ("AML Officer") to the Trust for the period and on the terms and conditions set forth in this Agreement.

1. Subject to the approval of the Board, including a majority of the Trustees who are not interested persons of the Trust, as such term is defined in the 1940 Act ("Independent Trustees"), CCG agrees to make available a qualified person who is competent and knowledgeable regarding the federal securities laws to act as the Trust's CCO.  CCG's responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation and termination of the CCO and shall review and approve the compensation of the CCO as provided by Rule 38a-1 under the 1940 Act.

2. Subject to the approval of the Board, including a majority of the Independent Trustees, CCG agrees to make available a qualified person who is competent and knowledgeable regarding the federal securities laws to act as the Trust's AML Officer.

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B. With respect to the Trust, the CCO and AML Officer will perform the compliance services described in Exhibit A attached hereto (the "Base Services") beginning on July 1, 2017 (the "Effective Date").  The duties of CCG, the CCO and the AML Officer shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against CCG, the CCO or the AML Officer hereunder.  CCG will perform such additional services (the "Additional Services"; together with the Base Services, the "Services") that are (a) required, in the CCO's reasonable determination and upon prior notice to the Trust as appropriate, to adequately develop, implement and maintain the compliance program in accordance with Rule 38a-1 (hereinafter, "Required Additional Services") or (b) requested by the Trust from time to time.

C. CCG shall maintain records relating to its Services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-1 thereunder (collectively, the "Records").  Such Records shall be maintained in the manner and for the periods as are required under such laws and regulations.  The Records shall be the property of the Trust.  The Trust, or the Trust's authorized representatives, shall have access to the Records at all times during CCG's normal business hours.  Upon the reasonable request of the Trust, copies of any of the Records shall be provided promptly by CCG to the Trust or its authorized representatives at the Trust's expense.

D. The Trust shall cause the Adviser and the Trust's administrator, custodian, transfer agent, legal counsel, independent accountants and other service providers and agents (each, a "Service Provider"; together, the "Service Providers") to cooperate with CCG and to provide CCG with such information, documents and advice as necessary and/or appropriate or as requested by CCG, in order to enable CCG to perform its duties hereunder.  In connection with its duties hereunder, CCG shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to CCG by an officer or representative of the Trust or by any of the Service Providers; provided that, notwithstanding the foregoing, where the CCO has reason to suspect that such instructions, advice, information or documents are improper or incorrect, the CCO shall use reasonable efforts to investigate and/or verify, as appropriate.  CCG shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party.  CCG shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust or any Service Provider until receipt of written notice thereof.   At the request of CCG, each of the Trust and each of its Service Providers will certify periodically that it is in compliance with applicable federal securities laws.  The Trust agrees that successful completion of the Services described in this Agreement by CCG will require the active participation and timely response by the Trust and the Service Providers to requests of CCG.  CCG and the CCO shall cooperate with the Trust's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of such accountants' duties.

E. Notwithstanding the appointment described herein, the Trust has and retains responsibility for all compliance matters relating to the Trust, including but not limited to compliance with all applicable provisions of the 1940 Act, including Rule 38a-1 thereunder.  Additionally, the Trust acknowledges and agrees that each Service Provider has and retains
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responsibility for its own compliance obligations under applicable law.   The Trust, and not CCG, shall be solely responsible for the approval of the designation of the CCO and the AML Officer, as well as for removing the CCO and/or AML Officer, as the case may be, from his or her responsibilities related to the Trust in accordance with applicable laws, rules and regulations (e.g., Rule 38a-1).  Therefore, notwithstanding any provisions herein, the Trust shall supervise the activities of the CCO and AML Officer as such activities relate to the Trust.

II. COMPENSATION

A. As compensation for the Services, the Trust shall pay CCG an annual fee in accordance with Exhibit B attached hereto.  Such fee shall be payable on a monthly basis in an amount equal to 1/12 of the annual fee commencing on the Service Date.

B. In the event that the Trust engages in additional business activities or either changes its business operations in a manner that would have a material effect on the compliance program or changes to applicable law would have a material effect on the compliance program, CCG shall have the option of increasing the fees described herein upon thirty (30) days' written notice to the Trust.  In such event, the Trust shall have the option to terminate this Agreement upon sixty (60) days' notice.  In the event that the Trust does not terminate this Agreement within thirty (30) days of receiving a notice of an increase in fees, this Agreement shall continue pursuant to the terms hereof, subject to approval by the Board, including a majority of the Independent Trustees, of the increase in fees.
C. The Trust agrees to pay any reasonable out-of-pocket expenses in connection with the Services to be provided under this Agreement, including, without limitation, reasonable travel expenses.  In certain instances, the Trust will be asked to pay the vendor directly.

III. LIMITATION OF LIABILITY; INDEMNIFICATION
A. CCG shall not be liable for any error of judgment or mistake of law or for any loss suffered in connection with the matters to which this Agreement relates, except for a loss resulting from CCG's willful misfeasance, bad faith, fraud or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Furthermore, CCG shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by CCG from or on behalf of the Trust or an officer or representative of the Trust, or from a representative of any of the Service Providers or (ii) any action taken or omitted to be taken by the Trust or any past or current Service Provider.  CCG may apply to the Trust or the Adviser at any time for instructions and may consult counsel for the Trust or the Adviser, or its own counsel, and accountants and other experts with respect to any matter arising in connection with its duties hereunder, and CCG shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts.

B. The Trust agrees to indemnify and hold harmless CCG, its employees, agents, officers, directors, affiliates and nominees (collectively, the "Indemnified Parties") from and against
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any and all third party claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable external counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a "Claim") arising out of or in any way relating to (i) CCG's actions or omissions except to the extent a Claim resulted from CCG's willful misfeasance, bad faith, fraud or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) CCG's reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by CCG from the Trust or any Service Provider, or any representative thereof, (iii) any breach of any of the Trust's obligations, representations or warranties hereunder, or (iv) any action taken or omitted to be taken by the Trust or any past or current  Service Provider.  CCG shall act in good faith and in a commercially reasonable manner to mitigate any Claim.

C. The Trust shall, to the fullest extent permitted by applicable law, indemnify the natural person designated as Chief Compliance Officer to the extent named as a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Trust or other entity) by reason of the fact that such person serves or served as Chief Compliance Officer hereunder, against expenses (including, but not limited to, attorneys' fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided, however, no indemnification shall be provided if a judgment or award establishes that such person acted in gross negligence in the performance of its duties hereunder or in reckless disregard to its obligations and duties hereunder; or engaged in intentional misconduct, willful misfeasance, fraud or bath faith; or engaged in a transaction from which such person derived an improper personal benefit.  Expenses incurred by the CCO in defending a threatened, pending or completed civil or criminal action, suit or proceeding shall be paid by the Trust in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.
D. CCG agrees to indemnify and hold harmless the Trust, its employees, agents, officers, directors, affiliates and nominees (collectively, the "Trust Indemnified Parties") from and against any and all third party Claims which may be asserted against or incurred by any Trust Indemnified Party or for which any Trust Indemnified Party may be held liable to the extent arising out of or in any way relating to (i) the Trust's willful misfeasance, bad faith, fraud or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; or (ii) any material breach of CCG's obligations, representations or warranties hereunder. The Trust shall act in good faith and in a commercially reasonable manner to mitigate any Claim.
E. In no event and under no circumstances shall either party, its affiliates or any of its or their officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or
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consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section shall indefinitely survive the termination and/or assignment of this Agreement.
F. Any person, even though also a director, officer, employee, shareholder or agent of CCG, who may be or become an officer, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust to be acting in such capacity, and as such shall be indemnified as an officer, trustee, employee or agent of the Trust to the fullest extent permitted by law.

G. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust personally, but shall bind only the trust property of the Trust.

IV. INSURANCE

The Trust hereby represents that it will maintain, as of the date it sells shares to the public, insurance coverage for the Trust, including commercially reasonable fidelity bond(s) and errors and omissions, directors and officers, and professional liability insurance.  The Trust agrees that each of the CCO and AML Officer will be named as an additional insured person under all such insurance policies and bonds.  The Trust will notify CCG of any reduction or cancellation of such coverage or of any material claims made against such coverage.

V. TERMINATION

A. The provisions of this Agreement shall be effective on the Effective Date, shall continue in effect for a period of one year ("Initial Term") from the Effective Date and shall continue in force for successive one year terms thereafter ("Renewal Term"), unless otherwise terminated as provided herein.  Either party may terminate this Agreement at the end of the Initial Term by giving the other party at least sixty (60) days' prior written notice of such termination specifying the date fixed therefor. During any Renewal Term, either party may terminate this Agreement at any time, without the payment of any penalty, by giving the other party at least sixty (60) days' prior written notice of such termination specifying the date fixed therefor.  This Agreement shall also terminate in the event of the termination, dissolution, or deregistration of the Trust.  Notwithstanding the foregoing, the Trust may terminate this Agreement upon written notice to CCG if it fails to obtain registration within six months from the Effective Date, and the Trust shall have no further obligation to CCG except to pay CCG all fees and non-cancellable expenses incurred up to the date of termination.

B. CCG may terminate this Agreement in the event of termination of the Compliance Services Agreement between CCG and Union Square Capital Partners, LLC.  CCG may immediately terminate this Agreement in the event that CCG reasonably determines that (a) a Service Provider appointed after the Effective Date hereof would have a material adverse effect on the Trust's compliance program or (b) the Adviser, the Trust, or any Service Provider takes action or fails to take action that would have a material adverse effect on the
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Trust's compliance program.  CCG shall cooperate with the Trust to ensure an effective transition to a successor service provider to minimize disruption to the Trust.

C. If a party materially fails to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to the other party, such other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, which such notice shall set forth with sufficient detail the nature of the breach.  The Defaulting Party shall have forty-five (45) days from its receipt of notice to cure the breach.  If such material breach shall not have been remedied to commercially reasonable operating standards, the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party.  If CCG is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any rights or remedies with respect to services it performed prior to such termination, or the right of CCG to receive such compensation as may be due as of the date of termination or to be reimbursed for all reasonable and documented out-of-pocket expenses.  In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against a Defaulting Party. Notwithstanding the foregoing, if the Trust fails to pay CCG the Compensation owed to it pursuant to the terms of the Agreement, CCG may terminate the Agreement and all associated services immediately by providing written notice to the Trust.

D. Notwithstanding any other provision of this Section V, the Board will have the right and authority to remove the individual designated by CCG as the Trust's CCO or the individual designated by CCG as the Trust's AML Officer at any time, with or without cause, without payment of any penalty.  In such instance, CCG will designate another employee of CCG, subject to approval of the Board, including a majority of the Independent Trustees, to serve as temporary CCO or as temporary AML Officer until the earlier of: (i) the designation of a new permanent CCO or a new permanent AML Officer, as applicable; or (ii) the termination of this Agreement.  In the event that CCG is unable or unwilling to present a replacement CCO acceptable to the Board, including a majority of the Independent Trustees, the Trust may either appoint its own CCO candidate and continue this Agreement or terminate this Agreement without prior notice.

E. Should the employment of the individual designated by CCG to serve as the Trust's CCO or the individual designated by CCG to serve as the Trust's AML Officer be terminated for any reason, CCG will immediately designate another qualified individual, subject to ratification by the Board, including a majority of the Independent Trustees, to serve as temporary CCO or as temporary AML Officer until the earlier of: (i) the designation of a new permanent CCO or a new permanent AML Officer, as applicable; or (ii) the termination of this Agreement. In the event that CCG is unable or unwilling to present a replacement CCO acceptable to the Board, including a majority of the Independent Trustees, the Trust may either appoint its own CCO candidate and continue this Agreement or terminate this Agreement without prior notice.

F. The Trust shall reimburse CCG, as applicable, for any reasonable out-of-pocket expenses and disbursements incurred by CCG in connection with the Services provided under this Agreement within 30 days of notification to the Trust of such out-of-pocket
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expenses regardless of whether such out-of-pocket expenses were incurred before or after the termination of this Agreement.

VI. CONFIDENTIALITY

A. All Confidential Information (as defined below) of one party ("Disclosing Party") in the possession of the other ("Receiving Party"), whether or not authorized, shall be held in strict confidence, and the Receiving Party shall take all steps reasonably necessary to preserve the confidentiality thereof. One party's Confidential Information shall not be used or disclosed by the other party for any purpose except as otherwise described herein or as necessary to implement or perform this Agreement, or except as required by law (provided that the other party is given a reasonable opportunity to obtain a protective order).  The Receiving Party shall limit its use of and access to the Disclosing Party's Confidential Information to only those of its employees and agents whose responsibilities require such use or access.  The Receiving Party shall advise all such employees and agents, before they receive access to or possession of any of the Disclosing Party's Confidential Information, of the confidential nature of the Confidential Information and require them to abide by the terms of this Agreement.  The Receiving Party shall be liable for any breach of this Agreement by any of its employees or agents or any other person who obtains access to or possession of any of the Disclosing Party's Confidential Information from or through the Receiving Party.

B. For the purpose of this Section, "Confidential Information" shall mean all business information disclosed by one party to the other in connection with this Agreement unless it is or later becomes publicly available through no fault of the other party or it was or later is rightfully developed or obtained by the other party from independent sources free from any duty of confidentiality. Without limiting the generality of the foregoing, Confidential Information shall include CCG's ideas, methods, algorithms, business processes, formulae and concepts used in connection with performing the Services.

C. Nothing in this Agreement shall be deemed to authorize CCG to waive any attorney-client, work product or other privilege of the Trust or the investment adviser to the Trust.

VII. NON-EXCLUSIVITY

The services of CCG hereunder are not deemed to be exclusive.  CCG may render such services and any other services to others.

VIII. SUBCONTRACTING; STAFF RECRUITMENT
A.  CCG may, at its expense, subcontract and delegate its responsibilities hereunder to third parties, provided that CCG shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that CCG, as applicable, shall be responsible for all acts of such subcontractor as if such acts were its own.  Notwithstanding the foregoing, nothing herein shall limit CCG's right and ability to utilize independent contractors that are natural persons.
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B.  In the event that any current CCG employee or contractor who performs Services hereunder accepts a position with the Trust or any of its affiliates at any time during the term of this Agreement and for a period of one (1) year following its termination, the Trust or the Adviser shall pay to CCG a placement fee equal to such person's annual compensation in effect on the date such person accepts such position; provided, however, that the Trust shall not be responsible for the payment of a placement fee unless the current CCG employee or contractor accepts a position with the Trust.  In the case of a contractor, the person's annual compensation shall be calculated by annualizing the highest amount paid to such contactor by CCG on a monthly basis over the 12-month period preceding the person's termination of employment/services with CCG. Such fee shall be payable upon commencement of service with the Trust or such affiliate. The terms of this paragraph shall continue notwithstanding termination of this Agreement.
IX. REPRESENTATIONS AND WARRANTIES

A. The Trust represents and warrants to CCG that:

1. It is a statutory trust duly organized and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

2. It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

3. It has been, and shall continue to be, in compliance in all material respects with all laws and regulations applicable to its business and operations; and

4. This Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

B. CCG represents and warrants to the Trust that:

1. It is a corporation duly organized and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;
2. It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;
3. It has been, and shall continue to be, in compliance in all material respects with all laws and regulations applicable to its business and operations;
4. This Agreement has been duly authorized by CCG and, when executed and delivered by CCG, will constitute a legal, valid and binding obligation of CCG, enforceable against CCG in accordance with its terms, subject to bankruptcy,
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insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
5. The Services will be performed in a good and workmanlike manner in accordance with the best practices in CCG's profession or industry and with at least the same degree of skill, care, diligence and learning ordinarily possessed and exercised by members of its profession performing similar circumstances;
6. It shall compensate the CCO fairly, subject to the Board's right under any applicable regulation (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the CCO.  In addition, it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Trust or a Service Provider;
7. It shall report promptly to the Board if it learns of CCO or AML Officer misfeasance or in the event the CCO or AML Officer is terminated as a CCO or AML Officer, as the case may be, by another fund company for cause or if the CCO or AML Officer is terminated by CCG;
8. It shall report to the Board if at any time the CCO or AML Officer, as the case may be, is/are subject to the disqualifications set forth in Section 15(b)(4) of the Securities Exchange Act of 1934, as amended, or Section 9 of the 1940 Act; and
9. It shall maintain policies and procedures reasonable and customary for its business.
X. MISCELLANEOUS

This Agreement shall be governed by the laws of the State of Delaware.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:  Notice to CCG shall be sent to Chenery Compliance Group, 744 West Lancaster Ave, Suite 104, Wayne, PA 19087 and notice to the Trust shall be sent to USQ Core Real Estate Fund, 235 Whitehorse Lane, Suite 200, Kennett Square, PA 19348, Attention:  S. Timothy Grugeon, Chief Executive Officer. This Agreement, together with the Exhibits attached hereto, constitutes the entire Agreement of the parties hereto.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Chenery Compliance Group, LLC

By:		By:
Name:	Thomas C. De Cain	Name:	Stefanie J. Little
Title:	Managing Partner	Title:	Managing Partner

USQ Core Real Estate Fund

By:
Name:	S. Timothy Grugeon
Title:	Trustee, President and Chief Executive Officer

Solely with respect to Section VIII.B.:

Union Square Capital Partners, LLC

By:
Name:	S. Timothy Grugeon
Title:	Chief Executive Officer

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Exhibit A

Base Services

Act as Designated CCO: Ongoing Compliance Program Management
▪ Development, Maintenance and Administration of Trust Compliance Program Policies and Procedures
▪ Preparation of Materials and Participation in Quarterly Board Meetings
o Reporting directly to the Board
o Meeting no less than annually with Independent Trustees (Notwithstanding the foregoing, it is generally expected that the CCO will meet with the Independent Trustees on a quarterly basis.)
▪ Maintenance of Risk Assessment
▪ Implementation of Compliance Calendar
▪ Conducting Annual Board Education
▪  Service Provider Oversight
o Review and oversight of the compliance program policies and procedures of the Adviser, any sub-adviser, the administrator, the principal underwriter and the transfer agent, as they relate to the Trust
o Interfacing with Service Providers (including any Sub-Advisers) and obtaining certifications of compliance
o Periodic site visits to Service Providers, as necessary
o Performing due diligence on sub-advisers
▪ Annual 38a-1 Testing and Reporting
o Designing and assisting in the implementation of testing methods for the Trust's compliance program policies and procedures
o Reviewing, no less frequently than annually, the adequacy of the compliance program policies and procedures of the Trust and its Service Providers and the effectiveness of their implementation
o Performing and documenting periodic testing of certain key control procedures (as appropriate

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under the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Trust management and Service Providers
o Periodic reviews of Trust compliance program policies and procedures and incorporation of any new or changing regulations, best practice recommendations or other guidelines that may be appropriate
▪ Overseeing Remediation of Compliance Report Issues

Act as Designated AML Officer:
▪ Development, Maintenance and Administration of AML Policies and Procedures
o Reviewing the adequacy of the Trust's AML policies and procedures and the effectiveness of their implementation
o Performing testing of certain control procedures, including collecting and organizing relevant data and reviewing reports, investigating exceptions, and making inquiries of Trust personnel and relevant Service Providers
o Monitoring and reviewing AML responsibilities that have been delegated to Service Providers
o Conducting site visits to appropriate Service Providers as necessary
o Providing AML consulting and training services

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